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SECURITIES AND EXCHANGE COMMISSION

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This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Sirius Satellite Radio Inc. and XM Satellite Radio Holdings Inc., including potential synergies and cost savings and the timing thereof, future financial and operating results, the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Sirius’s and XM’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Sirius and XM. Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statement: general business and economic conditions; the performance of financial markets and interest rates; the ability to obtain governmental approvals of the transaction on a timely basis; the failure of Sirius and XM shareholders to approve the transaction; the failure to realize synergies and cost-savings from the transaction or delay in realization thereof; the businesses of Sirius and XM may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; and operating costs and business disruption following the merger, including adverse effects on employee retention and on our business relationships with third parties, including manufacturers of radios, retailers, automakers and programming providers. Additional factors that could cause Sirius’s and XM’s results to differ materially from those described in the forward-looking statements can be found in Sirius’s and XM’s Annual Reports on Form 10-K for the year ended December 31, 2006, which are filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and Sirius and XM disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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This communication is being made in respect of the proposed business combination involving XM and SIRIUS. In connection with the proposed transaction, SIRIUS filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-144845) containing a Joint Proxy Statement/Prospectus and XM and SIRIUS may file with the SEC other documents regarding the proposed transaction. The Joint Proxy Statement/Prospectus was first mailed to stockholders of XM and SIRIUS on or about October 9, 2007. INVESTORS AND SECURITY HOLDERS OF XM AND SIRIUS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO IT) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by XM and SIRIUS through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE, Washington, DC 20002, Attention: Investor Relations.

XM, SIRIUS and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.

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Information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 17, 2007, and information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 23, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

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The following is a transcript of XM’s earnings conference call held on October 25, 2007:

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FINAL TRANSCRIPT

XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Event Date/Time: Oct. 25. 2007 / 10:00AM ET

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Titlebaum

XM Satellite Radio - EVP, General Counsel, Secretary

Nate Davis

XM Satellite Radio - President, Interim CEO

Eric Logan

XM Satellite Radio - EVP of Programming

Joe Euteneuer

XM Satellite Radio - EVP, CFO

Gary Parsons

XM Satellite Radio - Chairman

CONFERENCE CALL PARTICIPANTS

Jonathan Jacoby

Banc of America - Analyst

James Ratcliffe

Lehman Brothers - Analyst

Mark Wienkes

Goldman Sachs - Analyst

David Bank

RBC Capital Markets - Analyst

Eileen Furukawa

Citigroup - Analyst

Benjamin Swinburne

Morgan Stanley - Analyst

PRESENTATION

Operator

Good morning, my name is Valerie and I will be your conference operator today. At this time I would like to welcome everyone to the XM Satellite Radio third-quarter 2007 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS). I will now turn the call over to Joe Titlebaum, General Counsel. Sir, you may begin your conference.

Joe Titlebaum - XM Satellite Radio - EVP, General Counsel, Secretary

Hello, everyone. This is Joe Titlebaum, General Counsel at XM Satellite Radio. Before we begin our prepared remarks I would like to remind everyone that certain information on this call may contain forward-looking statements. Due to a number of factors our actual results may differ materially from those projected in such forward-looking statements.

Those factors include — future demand for the Company’s service; the potential need to increase marketing expenses to meet competition or address changing marketplace conditions; the impact of the merger; the pending CRV ruling; any litigation results or settlements; and the potential need for additional financing as well as other risks described in XM Satellite Radio Holdings Inc. Form 10-K filed with the Securities and Exchange Commission on March 1, 2007 and the rule 4A12 and 8-K filings more recently made with the SEC.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Copies of these filings are available on line and upon request from XM Radios’ Investor Relations departments. Now I will turn the call over to Nate Davis, President and CEO of XM Satellite Radio. Nate?

Nate Davis - XM Satellite Radio - President, Interim CEO

Thank you, Joe. Good morning, everyone, and thanks for joining us. On the call with me today are Eric Logan, Executive Vice President of Programming, who will give you an update on XM’s programming; Joe Euteneuer, Executive Vice President and Chief Financial Officer, who will give you an update on our financial results; and Chairman of XM’s Board of Directors, Gary Parsons, who will update you on the pending merger.

I know our proposed merger receives a lot of press coverage. We remain optimistic about our merger application, but everyone here at XM remains very focused on executing as a stand-alone company. The goal is to grow our subscriber base and improve our financial performance and we’re doing that with increasing consistency and stability. Doing so best serves all of our stakeholders and ensures that we’re well-positioned going into the merger.

A quick summary of our results — first, while I’m disappointed the retail market for satellite radio had another quarter of slow growth, subscriber growth from the OEM channel during the quarter more than offset the softness at retail and, in fact, net subscriber additions during the third quarter reflected year-over-year positive growth for the first time in over a year.

We’re pleased with the fact that other parts of our business are also performing as expected. OEM conversion rate, self paid churn, customer care performance, our continuing improvement in programming quality, and adjusted operating loss less merger and legal expenses are all tracking well. Now let me give you some updates starting with our OEM results.

We delivered a record volume of OEM grows adds and ended the quarter with 8.57 million subscribers and of those 47% were OEM customers. Third-quarter OEM results were a record 700,000. This is the third consecutive quarter in which OEM gross adds increased, that compares to 618,000 gross adds in the second quarter 2007 and 553,000 in the third quarter 2006. Our third-quarter OEM net adds were 332,000, that compares with 295,000 in the second quarter of ‘07 and it’s more than a 50% increase over the 217,000 net ads in the third quarter of ‘06.

XM Satellite Radios are now available in more than 140 cars from 10 automakers that collectively hold just over 60% share of the U.S. auto market. And as a result demonstrate the growth in XM enabled vehicle production continues to accelerate. Our OEM partners produced more than 900,000 vehicles with XM radios installed in the third quarter, that compares to second-quarter 2007 volume of 800,000 and was more than 80% higher than the third quarter of ‘06 where OEM production was 470,000.

Keep in mind that OEM vehicles produced but not yet sold constitute a potential subscription opportunity for what we call our pipeline. At current production volumes this pipeline stands at 900,000 vehicles. Given current trends in OEM production volume we now anticipate fourth-quarter factory installs will approach 1 million and full-year factory install volume will therefore surpass our earlier estimate of 3 million for all of 2007.

Many of you had questioned whether the conversion rate would drop as OEM production ramped up. Results show the conversion rate remains stable even as XM radio penetration continues to accelerate. Third-quarter conversion rate was 52.5% maintaining the stability we’ve delivered for the past year. And in the midst of escalating OEM volumes we continue to believe the conversion rate will remain stable in the low 50% range.

Our ability to maintain stability in conversion comes from the direct participation of our OEM partners including dealership training, dealership incentives wherever our OEM partner agrees that it’s helpful. We’ve established two U.S.-based call centers solely dedicated to OEM subscriber calls and we’ve improved our Web tools for OEM customers. Combined with an early contact program that we talked about before we’re making it easier for customers to convert.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Let me note some additional OEM highlights. As I mentioned, our automobile partners represent an excess of 60% of the U.S. auto market and they continue to move increasingly towards implementation across a large number of models, including entire brands or car lines. In 2008 model year, for example, GM will build more than 2.5 million vehicles with XM equipment, roughly a 70% penetration rate based on current sales levels. GM launched the 2008 model year with XM included as standard equipment for the first time in all Saab, Hummer and Buick models.

Cadillac has also integrated XM as standard equipment across all its models. And many high end Chevrolet models include XM as standard as well including the Malibu, the Silverado, the Tahoe, the Cobalt, the Corvette and the Impala. And just last week Cadillac launched a high profile co branded marketing campaign featuring music icon and XM radio host, Bob Dylan. This is an innovative marketing campaign for the 2008 Cadillac Escalade that futures Bob Dylan listening to XM. The campaign appears on television, online and in print advertising.

Integrated campaigns like this further leverage the power of XM’s exclusive programming to reach consumers in nontraditional ways. Toyota will include XM’s service and NavTraffic as standard equipment on another model, the LX570. As you know, XM is already standard on virtually all LS460 models and the 600H model and we expect to see more announcements from Toyota going forward as they accelerate their factory installation program getting into 2008.

Honda’s production of XM-equipped vehicles continues to move forward as well. In November Honda will launch a new integrated advertising campaign for its 2008 Honda Accord that will highlight XM’s availability. The Hyundai rollout continues for the 2008 model year with the addition of XM factory installed equipment on the Tiburon, the Accent and the Elantra touring models, and XM is featured in Hyundai communications from brochures to websites to dealer kiosks and other collateral materials.

XM is standard equipment on all 2008 Infinity models. And Infiniti is providing buyers a complementary three-year subscription of XM service and XM NavTraffic on its 2008 QX56. This promotion was launched in the second quarter and it’s been so well received that Infiniti extended it for an additional seven months, all the way out through March of 2008.

Integrated campaigns and promotions such as Cadillac’s Dylan campaign and Infiniti’s QX56 promotion demonstrate the strength and the value of our OEM partnerships. We, XM, benefit from the national exposure and we provide strong differentiation for the OEM partner. And we’ll continue to work with the OEM partners on more integrated campaigns like this in the future.

Now let me turn to the aftermarket or retail channel. Third-quarter gross adds were 251,000 and this was down 22% from second-quarter 2007 gross adds of 323,000. Over a year ago we first described the softer retail market for the satellite radio category. The softness at retail continues to drive our reduction in retail grows additions. NPD data for the third quarter reflected an industry wide reduction in gross unit sales at retail stores of approximately 30% year-over-year, but our gross adds were down by a lesser amount simply because of an increasing percentage of our retail gross adds coming from our own direct channels like sales from (inaudible), kiosks and websites.

Even with a quarter of 1 million retail gross additions churn more than offset these additions. This caused net adds to be negative 17,000 which is down from a 43,000 positive net and in the second quarter of ‘06. And we’re obviously not happy with the third-quarter results for the retail channel. The competition in retail comes from multiple competitors and devices. It includes a proliferation of audio entertainment choices such as new and enhanced MP3 players, HD radio, cell phones and other new audio devices. This competition is contributing to the overall slower growth in the satellite radio category.

Now although the third quarter is traditionally our lowest volume quarter for the aftermarket, the retail market remains an important distribution channel for us and we do expect significant retail net adds in the fourth quarter which is traditionally our strongest retail quarter. Retail helps drive additional subs on new and existing accounts and retail listeners are more likely to become OEM subscribers. In fact, in a recent survey of retail satellite radio subscribers who are considering the purchase or lease of a new or previously owned vehicle, 91% said that they would likely get satellite radio in the new vehicle where available.

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Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Also on the retail market, XM has refreshed the line of feature rich plug-and-play radios. We streamlined these over the last year. This has simplified the satellite radio buying experience. Branded Xpress, this is a set of sleek technologically sophisticated radios that have a similar look and feel. They’re in price points attractive to all listeners, from an entry-level listener to the technologically savvy listener who wants advanced capabilities. It starts with the XpressEZ with an MSRP of $69.99, moves up to the Xpress at $89.99, the XpressR or replay at $129.99, the XpressRC or replay in color at $169.99, and the Pioneer Inno, our popular portable device at $249.99.

The two newest radios are the XpressR and the XpressRC. The XpressR delivered satellite radio’s first split screen display; current channel information is on the left while information on five other channels displays on the right. In addition, the XpressR has a 30 minute pause and replay feature and 30 print channel presets. And our most recent release, the XpressRC, features a full-color bright color split screen, a 60 minute pause and replay feature and the ability to save 10 songs.

The XpressRC delivers advanced browsing capability for the first time. The left screen allows listeners to view channel information, artist names and song titles, while the right side of the screen displays the same information for up to three different channels. So this new technology allows a listener to browse XM content without interruption of the programming they’re already listening to.

The new radios are either on the shelves or will be on the shelves for the holiday shopping season, which makes us well-positioned going into the fourth-quarter retail. Traditionally our biggest retail quarter. Let me turn to churn and listener care.

Based on third-quarter survey results we are very pleased with XM customer satisfaction with listener care which of course helps to drive higher retention and lower churn. Third-quarter self paying churn was 1.69%, down from 1.84% in the second quarter of ‘07 and also down 1.82% in the third quarter of ‘06. This is the eighth consecutive quarter in which churn has been in the 1.6 to 1.8% range. We anticipate the churn rate will remain stable and in this range.

Now a major contributor to maintaining consistent churn and, of course a core part of our business, is XM’s great innovative content. Let me turn to Eric Logan who will give you an update and some insights on what we’re doing to continue cost effectively improving our programming. Eric?

Eric Logan - XM Satellite Radio - EVP of Programming

Thank you, Nate, and good morning to all of you. The new fall lineup showcases XM’s excellence in programming and headlines XM’s exclusive content. First in music Bob Dylan’s award-winning “Theme Time Radio Hour” returned for its second season. XM premiered new seasons of exclusive shows from multi-platinum Grammy award-winning artist Ludacris, rock legend Tom Petty, and America’s Jazz ambassador, Wynton Marsalis. In addition XM’s acclaimed “Artist Confidential” show has a new season with exclusive interviews with performers and genres from country, rock, pop and classical.

One of our newest channels exemplifies the value of XM to our music listeners. We created XMX, which stands for XM Exclusive, in response to subscriber requests for XM’s exclusive music and artist interview programming on a single channel; it serves as a sampler for listeners, a single channel where they can find a favorite program and, on the same channel, discover something new.

Channels like XMX leverage our exclusive content which is a valuable asset. It’s too early now to have definitive survey data, but I can tell you that we hear from hundreds of subscribers who regularly now applaud XMX and its addition to the lineup.

Major League Baseball is a key subscriber proposition as evidenced by 1.7 million listeners who tuned it into as the season began. Just as major league baseball has seen record numbers of fans in attendance, we have experienced the same, making it a top 10 channel. By the All-Star break an estimated 2.3 million listeners tuned in each week for an average of 11 hours. With

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

that kind of following the pennant races and the World Series will undoubtedly be two of XM’s most listened to sporting events of the year. Clearly XM’s coverage of baseball is an attractive proposition to millions of displaced fans.

We believe we can achieve the same degree of success with the displaced college fan. We targeted college sports as a key segment for growth this year. XM enables the college fan to follow their favorite team whenever and wherever they go. XM broadcasts games from all six power conferences — the ACC, the Big East, the Big Ten, the Big 12, the Pac-Ten and the SEC. Additionally, we’ve extended our exclusive partnership with the bowl championship series through 2010. And finally, we are proud to have Coach Barry Switzer, Hall of Fame coach, to join XM as our lead football analyst.

Third quarter marks our first season as the exclusive satellite radio home for the NHL in the U.S. and Canada, although it’s our third season for covering the NHL. New for this season we’ve increased our commitment to carry every team every game as evidenced by our marketing message. This is a powerful proposition and one that resonates with potential subscribers.

Finally, in the third quarter we launched the nation’s first and only channel dedicated to nonstop coverage of the 2008 Presidential Election. “P.O.T.U.S.”, which stands for President of the United States, is airing nonstop campaign coverage to every XM radio whether it has a subscription or not. The media coverage in the press from the launch of this channel has been tremendous. Already “P.O.T.U.S.” has aired exclusive interviews with six of the presidential candidates and you’ll see that roster expand in the coming months. We expect this channel to continue to grow in awareness and be a very strong voice in the upcoming political season.

XM’s programming strategy balances sound business economics against content excellence which attracts new and retained existing subscribers. Now to review our financial performance I’ll turn the call over to Joe Euteneuer. Joe?

Joe Euteneuer - XM Satellite Radio - EVP, CFO

Thanks, Eric. Good morning, everyone. As you heard from Nate, the acceleration in OEMs was the dominant feature of the third quarter and as such drove third-quarter financial results. Building out the OEM channel has been a priority at XM over the past several years, and the record volumes attest to our success. Now let me give you the details of the third-quarter results.

Total third-quarter revenues of $287 million grew by $10 million or 4% compared to $277 million in the second quarter of 2007, and grew by $47 million or 20% compared to $240 million in the third quarter of 2006. Third-quarter subscription revenue also grew by 20% or $42 million to $257 million compared to the $215 million in the third quarter of 2006.

For the first time core subscription revenue is on an annualized run rate of more than $1 billion. For the seventh consecutive quarter subscription ARPU was above $10 at $10.17 compared to $10.15 in both the second quarter of 2007 and the third quarter of 2006. Subscription margin was consistent at 67.4% compared to 67.3% in the second quarter of 2007 and down from the 71.8% in the third quarter of 2006.

Nonvariable costs, formally referred to as fixed costs, were $143 million in the third quarter, up from $127 million in the second quarter of 2007 and $103 million in the third quarter of 2006. The year-over-year increase in the third quarter was driven by an additional $25 million of costs included in G&A expense consisting of — merger related costs of approximately $9 million of which less than $500,000 was related to lobbying expenses; separation payments of $8 million to former XM CEO Hugh Panero which included $3.3 million in stock-based compensation; and other elevated legal and regulatory costs of nearly $8 million. For ease of further discussion I will refer to these expenses as exceptional merger and legal costs.

Second-quarter 2007 nonvariable costs included approximately $12 million of exceptional merger and legal expenses. Excluding these exceptional merger and legal costs from both the second and third quarter of 2007 gives you a better view to the underlying operating cost in which case sequential nonvariable cost growth in the third quarter of 2007 would have been approximately $3 million or just under 3%.

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Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Pre marketing adjusted operating income was $65 million compared to $66 million in the second quarter of 2007 and $80 million in the third quarter of 2006. Excluding the exceptional merger and legal cost third-quarter premarketing adjusted operating income would have grown by $8 million or 10% compared to the second quarter of 2007 and $7 million or 8% compared to the third quarter of 2006. Remember, we calculate premarketing adjusted operating income by adding back total marketing excluding retention and support to adjusted operating loss as defined in the financial attachments to our earnings press release.

Third-quarter SAC was $70 compared to $75 in the second quarter of 2007 and $59 in the third quarter of 2006. As we’ve said before, building the OEM channel impacts our results as we incur substantial up front costs before recognizing OEM subscribers. Both the second- and third-quarter SAC for 2007 included approximately $10 related to increased factory installation of new OEM partners.

Third-quarter CPGA was $116 compared to $121 in the second quarter of 2007 and $94 in the third quarter of 2006. The year-over-year increase is largely attributable to the OEM impact to SAC this quarter, the decline in aftermarket gross adds and lower than normal marketing and media spend in the third quarter of 2006.

Adjusted operating loss was $47 million in both the third quarter and the second quarter of 2007 and $2 million in the third quarter of 2006. Our GAAP net loss for third quarter was $145 million compared to $176 million in the second quarter of 2007 and $84 million in the third quarter of 2006.

The adjusted operating loss (technical difficulty) year-over-year by approximately $23 million and net loss increased by approximately $37 million after adjusting for exceptional merger and legal costs. The adjusted operating loss increase resulted from the growth in pre marketing adjusted operating income, as we just discussed, balanced against increased marketing expense. The additional year-over-year change relating to net loss is due to an increase in expenses associated with the sale leaseback of XM4 and stock-based compensation.

We ended the third quarter with total available liquidity of $631 million comprised of $231 million in cash and $400 million in credit facilities. A portion of our liquidity comes from subscriber prepayments, annual and multiyear prepayment plan subscriptions represented 44.1% of XM’s subscribers compared to 43.6% at the end of the second quarter and 43% in the third quarter of 2006. The average prepayment period for new subscribers remains at nine months.

Now let me update you on our 2007 guidance. As a preview to the fourth quarter, and as normally the case in the fourth quarter, you can expect that various metrics will experience seasonal fluctuations. An example is the large percentage of subs activating in the last week of December which causes ARPU to have a seasonal decline. We expect overall gross and net subscriber additions at retail to increase versus the third quarter due to holiday sales. Like subscription ARPU however, fourth-quarter seasonality will lower subscription gross margin results as the large influx of late December subscribers drive call center and other costs without the corresponding full month of revenue. In addition, SAC and CPGA will increase as a result of holiday promotional efforts.

Please keep in mind that this guidance is based on forecasts that could be affected by the pending CRB ruling, any litigation results or settlement, retail marketing trends and other uncertainties related to the pending merger among other factors. We are maintaining our subscriber guidance of between 9 million and 9.2 million subscribers by the end of 2007. We are also maintaining our subscription revenue guidance in the $1 billion range for the full year of 2007.

In addition, we are maintaining our adjusted operating loss in the range of $170 million to $180 million for the full year 2007 excluding exceptional merger and legal costs. We are modifying our CPGA guidance, the changing mix of our gross subscriber additions resulting from higher-than-expected OEM growth and lower than expected retail gross adds will cause CPGA to exceed our previous guidance range of 111 to 114 into the high teens. With that now let me turn the call back over to Gary Parsons who will give you an update on our pending merger. Gary?

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Gary Parsons - XM Satellite Radio - Chairman

Thanks, Joe. Actually before I get to the merger update, let me say that Nate, Joe, Eric and frankly the whole XM management team is doing a great job in keeping their eye on the ball with XM’s stand-alone business in driving the 2007 operational plan to a successful conclusion. It’s an undeniable fact that pending mergers can be distracting to management and can frankly slow customer decision-making and product adoption as well.

That’s one of the reasons why it’s really important to move the merger process through to conclusion as quickly as possible and a number milestones have been passed along that path. Most recently, during the third quarter we described in detail the new pricing plans and the a la carte options that will be available after the merger. We filed our reply comments to both the SEC’s proceedings both on the license transfer and the proposed rulemaking. In early September we certified substantial compliance with the Department of Justice’s second request for information. And then in early October, just after the close of the third quarter, both XM and Sirius filed the necessary SEC documents and scheduled special meetings of shareholders for November 13th to approve the merger.

Throughout the third quarter support for the merger has continued to grow and that growing support has been I think appropriately noted by a wide assortment of analysts, editorialists as well as investors. For example, at the completion of the SEC’s 45-day public comment and reply period more than 5,000 comments had been filed and support for the merger was approximately 4 to 1. In addition, numerous officials, which include noted economists, even former SEC chairmen or commissioners, have all written in support of the merger.

The list of supportive associations, corporations and editorial boards frankly continues to grow. These organizations include groups as diverse as American Trucking Association, Competitive Enterprise Institute, the Hispanic Federation, League of Rural Voters, NAACP, Parents Television Council, and in addition numerous newspaper editorial boards both representing the right and the left as well as various corporations that are impacted directly by Satellite Radio including Circuit City, Crutchfield, Toyota, Hyundai, Honda — all have voiced support for the merger.

Let me also note that groups particularly notable because their constituencies have a strong interest in a healthy, vibrant and competitive satellite radio service have weighed in. They include rural groups, women’s groups, truckers, religious groups, ethnic and minority groups as well as groups that represent free market principles and family values. On the whole it really is quite an extraordinary collection of groups and a coalition that undercuts the National Association of Broadcasters’ claim that consumers could be harmed by a merger.

Groups who instead, by the way, see that a merged company provides a stronger alternative to AM and FM radio and other audio entertainment choices. A merged company that can put forward a richer and more compelling selection of programming with a wider array of channel offerings and pricing options.

Our joint pricing and programming proposals have been very well received, and actually the virtually weekly announcements that have come out of new competitive audio entertainment alternatives continues to reinforce the public interest benefits, in fact the pro competitive benefits of creating a more formidable satellite radio offering in the marketplace.

Assessment of the merger continues both at the FCC and at the DOJ. We have provided literally millions of documents in response to the DOJ’s request and both of the agencies analyses are ongoing. We remain optimistic that these agencies will complete their work by the end of the year. We also do take note of public statements that that time frame is an objective.

At this point we’re simply concentrating on responding very rapidly to any questions that we receive, but also maintaining and expanding this base of support for merger approval. So we remain as confident today as we have ever been regarding both the prospects and support for the merger.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

And in closing, as Nate indicated when he started this call, we continue to drive forward with the 2007 plan, growing new subscribers in a cost-effective manner with very high customer satisfaction, attractive new products, very moderate churn, stable conversion rate and what is obviously an increasing OEM penetration of XM in new cars. With that let’s go ahead and open up the lines for Q&A. Operator?

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Jonathan Jacoby, Banc of America.

Jonathan Jacoby - Banc of America - Analyst

Thanks for taking the questions. A few here. Just you guys have signed some contract extensions on the OEM side and GM is obviously increasing their penetration rate, that’s all great news as the OEM story is starting to carry forward here. I’m just wondering if any of that is impacting SAC, CPGA and then rev share as we go forward a little bit and how we should think about that going forward.

Secondly, on the — and this, Gary, is probably more appropriate for you — on the merger side it seems like there’s been a little bit of a negative backlash year on the congressional side from Martin trying to sort of fast-track media ownership rules. Do you think that’s going to impact the merger? And while you did highlight all the groups for the merger, when I look through the filings there are plenty opposed, even minority groups, distributors, manufacturers — is there any reason to think that perhaps now things might slow down a little bit because of what’s going on with the political backdrop? Thanks.

Nate Davis - XM Satellite Radio - President, Interim CEO

This is Nate speaking; I’ll lead Gary answer the other one. Let me start with the SAC/CPGA question first. The extensions that we did, particularly with Honda and Toyota and the new car manufacturer deals, we don’t think will really impact SAC and CPGA directly, although mix change will impact it. The deals themselves are good deals for us and we don’t think they will increase SAC and CPGA.

But because we’re adding — those deals basically encourage those car manufacturers to accelerate the number of cars that we’re penetrating. And as we do that we incur, as we talked about, additional expenses for cars as they come on and then count the subscribers a little bit later. So we will see sort of a ramp up in SAC and CPGA prior to getting to count them as subscribers. That’s really the only impact (inaudible).

Gary Parsons - XM Satellite Radio - Chairman

And Jonathan, let me hit your media ownership question because I think that’s bubbled up just recently, but it really isn’t directly related to our assessment. In fact, actually that was a docket that was opened well before — I mean in the year before we actually ever went forward with an announced merger. So I think the FCC will assess ours on its own merit and on its own timeline. Clearly there is some relationship there and both are experiencing all of the expansion of new media alternatives that will get to play in it, but the media ownership is a much broader type of a situation and I think will take its own course.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Jonathan Jacoby - Banc of America - Analyst

Just as a follow-up then, so he radio companies are making the filing, the argument sort of, that if the ownership rules change they should change. None of this is a concern for satellite radio because there’s no concern on the two to one issue you think at the FCC level or the DOJ level?

Gary Parsons - XM Satellite Radio - Chairman

I think clearly that’s issue that is being assessed and what is the relevant marketplace. And I think that we’ve made a pretty strong case that — and it’s on the record and in the information of our operating results on an ongoing basis that we compete against a very broad array of competitors, most particularly terrestrial radio and the new HD radio. So I think that that does play into it across the board. But once again, the issues associated with media ownership are far broader.

Now you do have the radio groups that obviously have a very difficult time getting on both sides of the same debate, because clearly they have for a long period of time noted that they have competition from a wide variety of sources and only belatedly have they had to try to determine how they don’t compete with us or we don’t be with them. So that’s been a difficult balancing act for them and I think that it’s made it difficult for them to effectively make their argument.

Jonathan Jacoby - Banc of America - Analyst

Thank you so much.

Operator

Robert Peck, Bear Stearns.

Unidentified Participant

This is [Grenal] for Bob who is traveling and his cell has dropped off. Thanks for taking the question. The advertising expenses are up 26% year-over-year for the first nine months of 2007, yet aftermarket gross adds are down 27%. In addition, XM has outspent Sirius by about 15% on advertising year-to-date, whereas its market share has been 60% or higher. What will jump start retail growth?

Nate Davis - XM Satellite Radio - President, Interim CEO

Let’s talk first about — remember a lot of this is timing. So the football season happens in the latter part of the year, baseball season happens early in the year. We’re obviously a baseball driven company and we spend more money advertising with baseball, they spend more money advertising with football. So the timing differences on advertising I think you have to look at across the year and not so much within a particular quarter.

But what is going to jump start retail is I think first of all retail is going to be very tied to what happens in the OEM market. As the OEM installations get better and better people will see less and less of a need to buy an aftermarket radio and buy more cars. But at the same time it tends to reverse itself over time because the more people that get exposed to XM radio and satellite radio in general, as I mentioned in that study, did intend to buy second and third radios. And we’re seeing that in the number of customers that buy second and third radios.

So I think the aftermarket grows as the OEM starts to grow more and more and we think that’s one of the factors that will drive it. We also think that product development, we’ve always believed this, we’ve talked about it before, that we have to continue

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

to stimulate the market with better products. And that’s why we put the new productline in place that we’ve put in place. But there’s no doubt about avoiding the fact that our market is certainly competing with the MP3 players and the new devices that are coming out. So we’re going to see increased competition. So where can we predict and when it will turn around? I’m not sure that we know how to do that.

Gary Parsons - XM Satellite Radio - Chairman

Also let me make one additional point relative to — because there was an element in your question that dealt with marketing efficiency, the gross additions that you get for the amount of dollars that you spend. And I think if you will look at those numbers, XM is very positive on that sense. In other words, in a normal quarter XM’s gross additions will be the same or larger or sometimes lightly smaller but very similar to those added by Sirius and we will generally do so with a much lower cost to additions. So we feel decent about the marketing efficiency with which we spend dollars, but we have in fact moved some of our advertising dollars, up to 30% of adds, over to the OEM channel as we focus on performing better in that channel where the bulk of the industry is moving.

Nate Davis - XM Satellite Radio - President, Interim CEO

Also remember that if you compare third quarter of ‘06 to third quarter of ‘07, third quarter of ‘06 was lower in marketing spend because that’s the period of time we were going through the FCC issues and producing less radios and therefore spending less marketing dollars. So the year-over-year comparison is a little skewed by the fact that we were sort of under spinning at that time.

Unidentified Participant

Thanks. Actually when I was giving you the numbers I was reading off numbers for the first nine months, so that included a couple of more quarter than just the 3Q. Another thing is on the OEM side, Sirius’ OEMs have been experimenting with various pricing options, three-year lifetime packages included in the MSRP, and the one year is virtually standard. But we haven’t seen that kind of flexibility coming in from your OEMs whether it is Honda or GM. When do we start seeing multiple pricing options, when do we start seeing the cost of the subscription included in say the leased price of the vehicle? When do we start seeing those things happening?

Nate Davis - XM Satellite Radio - President, Interim CEO

Well, as we mentioned, the QX56 has in fact an option like that and that promotion has been extended through March of next year. So I think we are actually starting to see it. We certainly would like to see more car manufacturers include an XM subscription in a full year or three to four years and we’re working with the car manufacturers to do that.

Gary Parsons - XM Satellite Radio - Chairman

The one point that I would note on that, because this is quite an important point, we don’t want to simply pay more to our OEM manufacturers to get them to bundle in a year’s worth of service. If the consumer is willing to purchase up front and it can be a value without taking away from our economics, then that would be great. But we don’t see a particular interest in just paying more to lock in a longer trial period when in fact we are doing very positively on the conversion rate that comes out of a three-month trial and therefore very rapidly you get that consumer to make the decision does he want to continue. It’s a far more cost-effective thing to do.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Operator

(OPERATOR INSTRUCTIONS). Vijay Jayant, Lehman Brothers.

James Ratcliffe - Lehman Brothers - Analyst

Hello. It’s James Ratcliffe for Vijay. I’d like to talk about churn in two particular areas. First off, it looks like OEM churn, other than conversion losses, has been running a little below what we’re expecting. And I’m wondering if you can talk about what you’re doing there and how you think that trend is likely to develop going forward.

And secondly, for family plan customers, it looks like that percentage has stabilized out at about 23.2, 23.4%. Is that an intentional process on your part? And secondly, what does churn look like among family plan customers versus retail as a whole?

Nate Davis - XM Satellite Radio - President, Interim CEO

This is Nate, I’ll start off. I know Gary and Joe have comments on this as well. First of all, on churn I think you will see we are pleasantly surprised and pleased with the way customers are satisfied with the installation. I talked a little bit about it a minute ago. The quality of the installation of an XM radio in a GM car and a Honda car, it’s well integrated. So the customers - we’ve seen less churn as the customers get through their trial, find out they sort of love it. We get a lot of positive comments.

I mentioned also customers who say that if they buy another car or lease another car they want satellite radio in that additional car. So because of the quality installation we’re also seeing some churn be down. The aftermarket, you have to remember, has one factor that I think also affects churn and that is the life of the radio. The radio itself starts to get old, the technology gets old, so you’ll see some aftermarket churn I think that creeps up a little bit more than you’ll see in a car. Because when a radio is installed in a car, well integrated into the navigation system and the steering wheel, so the customer tends to love the experience. After a couple years of an aftermarket radio you see it get old, it may get lost, it may get damaged and so you see a little churn there. So I think that’s why you see a little churn difference between aftermarket and OEM.

Gary Parsons - XM Satellite Radio - Chairman

The last question was the one on family plan and it is fairly stable right now. And just as a note, we don’t break it out separately, but yes, you do tend to see a little bit less churn off of a family that has multiple units, they are a more loyal customer base.

Joe Euteneuer - XM Satellite Radio - EVP, CFO

I think if you look at it it’s grown over the past couple quarters 20, 30 basis points. So it goes up a little bit, I think in the third quarter it was a little stable, but still at a good number and continuing positive growth.

Gary Parsons - XM Satellite Radio - Chairman

Yes, so obviously we’re very, very pleased with what we’re seeing out of both customer satisfaction levels right now and overall churn.

Operator

Mark Wienkes, Goldman Sachs.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Mark Wienkes - Goldman Sachs - Analyst

Great, thank you. Good morning. Just wondering, you mentioned the pending CRB ruling a couple times. Could you just give us an update on the status of those negotiations? And then how do you think about if their rates do go up how do you think about that rate increase with respect to your business model in terms of passing some of it through, all of it through or none of it through?

Nate Davis - XM Satellite Radio - President, Interim CEO

Well, since this is — I mean our case is in and largely completed, so — but we can’t give you a whole lot of insight into how that ruling will come about. We do expect it by the end of the year so it’s scheduled for that time frame. And I think it’s public information out there that our positions and those of the record labels are somewhat different and a pretty broadcast between where the two cases have been put forward.

So from that standpoint it’s certainly one that we’re interested in following. I think that we’ve done a good job of presenting the case and certainly the factors that the judges are supposed to consider include the nature of our business and the capital expenditures that we’ve made and things of that nature, so we’re hopeful it will have a positive outcome. Was there a second part to that question?

Operator

David Bank, RBC Capital Markets.

David Bank - RBC Capital Markets - Analyst

Good morning. My question is when you guys sort of shifted the method of looking at promotional period cars for cars that you guys were 100% subsidizing versus the GM/Honda bucket. You had initially told us for the Nissans and the Hyundai’s that you’d kind of give us some sort of disclosure about what were the number of cars in those promotional periods. And I was wondering if you could give us a little bit of a window in terms of the number of cars that are in the promotional period.

I know you told me to stick to one, but I’m going to throw on another one which is actually not related. But could you clarify what is in the other legal costs as well? I get the merger cost, but just a little bit of clarity on the other legal costs?

Nate Davis - XM Satellite Radio - President, Interim CEO

Okay, we’ll do that. First let me talk about your question about giving you some insight into the cars that are not in the traditional conversion rate calculation, the paid trial approach and it’s still early. Candidly Hyundai and others who are in that new approach, they’ve only had customers that started turning up earlier in this year and they’ve gone through their trial period for about the 90-day period which takes us out right into the beginning of the third quarter.

So our stats are still early in it, we still think it’s too early to draw conclusions and to be able to report anything on that front. However, we have thought about the fact that we do need to do some kind of disclosure and we thought about that being sometime in 2008, most likely early 2008. So you can anticipate that the first quarter 2008 reporting going forward we will probably start providing some kind of statistic that gives you information.

Now as you know, we don’t report by manufacturer, so it will be a report that will tell you all manufacturers together. But the early indications — our early indications tell us that across all the manufacturers we’re seeing comparable kinds of customers taking XM service after they get through the trial. The numbers vary by manufacturer, but they’re comparable to what we’re

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

seeing on the conversion rate and we’re comfortable that we won’t see a dramatic change in any of those numbers. But again, the detailed reporting is something we’ll probably provide after we see a better trend and figure out how to do the reporting.

Gary Parsons - XM Satellite Radio - Chairman

I think actually your specific question though was to getting some insight into how many vehicles in those new manufacturers have now been installed and people are listening to the service that we are not reporting as a subscriber today and we’d indicated we’d try to give you some feeling of that.

I think Nate indicated that among all manufacturers, including GM and Honda and others, vehicles that have been manufactured, shipped to dealers but are not yet sold and on our subscriber ranks is about 900,000. A couple hundred thousand of those are represented by new manufacturers because in their case not only — they may have even been sold and they may have a listener attached to them, but they are not yet in the paid subscriber category.

So your best rule of thumb there is add 900,000 overall if you’re looking for the manufactured shipped to dealers, and you’d add a couple of hundred thousand if we were accounting for all of the new OEMs in the same manner we did the other.

Nate Davis - XM Satellite Radio - President, Interim CEO

And if you want to see how that number moved over time, a year ago that number was slightly over 450, so it’s gone to 900,000. So we’re going from about 470,000 a year ago to 900,000 now.

Joe Euteneuer - XM Satellite Radio - EVP, CFO

(multiple speakers) then in regards to your legal question. The big items in there are the CRB, the Inno device litigation, the SEC work associated with the class-action lawsuit, those sort of what I’ll call big items that hopefully are really non recurring and exceptional.

Operator

Eileen Furukawa, Citigroup.

Eileen Furukawa - Citigroup - Analyst

Thanks for taking the question. I’m just wondering what you’re seeing that gives you confidence that you’re going to be able to maintain that OEM conversion rate in the low 50s, even as you continue to have deeper and deeper penetration amongst the cars? And also regarding the 52.5% conversion rate in the quarter, was that pretty much in line with what you expected and what do you think is the particular initiative that you’ve done that is working best in keeping the conversion rate at the level it’s at? Thanks.

Nate Davis - XM Satellite Radio - President, Interim CEO

The conversion rate of 52.5%, yes, is in line with what we expected, so it’s pretty much right in the range that we expected it to be and in the range that we’re going to expect it to be going forward. What have we seen that’s caused us to believe that it’s going to stay in that range? We have some early looks at data for the other manufacturers. In addition to looking at the early data we’ve talked to all the manufacturers about — the partners about programs we can put in place.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

We mentioned the QX56 program where we’re selling an additional subscription, the dealer training programs that we’ve put in place, the dealer incentive programs we’ve put in place. We’ve seen the reporting that shows how one dealer at a local level might be at a 35% conversion rate and another dealer might be at 70%. So we did best practices, we looked at the ones that were 70 and tried to take those practices to the ones that were 30. And we can see an improvement in the ones at the low end of the range and we’re getting help from the OEM manufacturers to do that. So the dealer programs are helping.

We also have what we call an early contact program. So when a customer first signs up for the trial we contact the customer early in the trial in welcome them with a welcome call, we also send them a direct-mail and we do that direct-mail in a way that the dealer supports. In other words it’s done with a dealer letterhead in some cases, in some cases our letterhead. So working with the dealers on these early contact programs, the welcome call, the direct-mail campaigns, we think all of those things are going to keep the conversion rate up as we get more and more penetration. And so that’s (multiple speakers).

Gary Parsons - XM Satellite Radio - Chairman

Eileen, let me but one more thought out there that I think is somewhat overlooked, because everybody focuses on what’s going to happen now that you get new manufacturers, Hyundai and Toyota and Nissan and things like that. And as Nate indicated, early results say that those are tracking very nicely. But it’s important to note that we actually have years of experience with General Motors and Honda and both of those manufacturers, particularly General Motors, have car lines that span the entire gamut from very, very high end vehicles to very, very much entry-level vehicles.

So it’s not like we’ve only had just a month or two or a couple of quarters worth of experience with this. I’ll draw your attention to probably one of the most overlooked things, and when we were talking about so many different models now going standard equipment — you don’t go standard equipment as a manufacturer unless you feel pretty confident about the receptivity of the customer to that. And did you notice one of the Chevy models that was added — the Chevy Cobalt.

So we’ve been in Chevy Cobalt’s now for a good period of time. It’s one of the lowest entry-level vehicles there are in the General Motors line. They’re pleased enough with how it’s reacting that they went ahead and said let’s go standard. So I think if you recognize that we’ve gotten a pretty strong base of evidence across a pretty broad selection of customer demographics in there without even looking at the newer ones that are coming on in the future.

Nate Davis - XM Satellite Radio - President, Interim CEO

There’s one last factor that we don’t talk a lot about, and I think not a lot of people talk a lot about, and that is the quality of the installation in the car. Take a look at an XM Satellite Radio, its first installation in the GM car three or four years ago, and then take a look at the quality of that installation today, it is well integrated. The touch screen of the XM monitor screen, the ability to move between categories is much easier to use. And it’s integrated into steering wheel controls.

So the fact that it’s better integrated into the car makes it easier for people to use and to understand. And without getting into what the plans are, we’ve got some additional plans at the car manufacturers to make it even better and I think it will continue to get better and therefore easier to use and therefore it gets more conversion rate. I hope that answers it, Eileen.

Operator

Benjamin Swinburne, Morgan Stanley.

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FINAL TRANSCRIPT

Oct. 25. 2007 / 10:00AM, XMSR - Q3 2007 XM Satellite Radio Earnings Conference Call

Benjamin Swinburne - Morgan Stanley - Analyst

Thanks for squeezing me in. Most of my questions have been answered, but on the fourth quarter, Joe, should we expect, like last year, for deferred revenue to increase and be a source of cash of the fourth quarter, or are the new OEM deals going to mute that impact?

Joe Euteneuer - XM Satellite Radio - EVP, CFO

No, typically you’ll get the benefit of all those subscribers coming on right at the end. And clearly if you look at our prepayment numbers that I talked to you about, they continue to be in the 40% range and we still have the average at nine months. So I would not think you would see anything different than you’ve seen in the past.

Gary Parsons - XM Satellite Radio - Chairman

But clearly I think the — your second point on that, which is a very important point, the fact that there is a mix change more over to OEM is very much going to mute the cash impact that normally you would get out of a heavy retail element there. So there are kind of offsetting elements. Good pick up in your model actually. Are there any other questions?

Operator

There are no further questions at this time.

Gary Parsons - XM Satellite Radio - Chairman

Okay. Thanks a lot, folks. We look forward to a strong fourth quarter here and we’ll talk to you after the end of the year.

Operator

This concludes today’s conference call. You may now disconnect.

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